Exhibit 99.1

Conmed Healthcare Management, Inc. Reports Record Financial Results for First Quarter 2009
First Quarter Revenue Increases 58% to $12.4 Million

Hanover, Md.-- (BUSINESS WIRE)—May 14, 2009 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county and municipal adult and juvenile detention centers, today announced financial results for its first quarter ended March 31, 2009.

First Quarter Financial Highlights*

•	Net revenue increased 58% to $12.4 million from $7.8 million in last year's comparable period.
•	Gross profit increased 81% to $2.7 million (21.5% gross margin), compared to $1.5 million (18.8% gross margin) last year.
•	Operating expenses as a percentage of sales were 19.7% compared to 26.7% in the year-ago period, reflecting improved operating leverage.
•	Net income of approximately $118,000 marks third consecutive quarter of profitability and a $670,000 swing from a loss of approximately $(552,000) in the year-ago period.
•
The Company generated approximately $951,000 in positive cash flow in the first quarter, and finished the quarter with $8.3 million in cash and cash equivalents, or $0.61 per diluted share, as of March 31, 2009.

Operating Highlights

•	The November 2008 acquisition of Correctional Mental Health Services, LLC (“CMHS”) has resulted in the expansion of services where Conmed is already providing general healthcare services.
•	Announced new contract with the Western Virginia Regional Jail in Salem, Virginia for medical services, expected to generate $1.7 million per year in revenue, effective February 1, 2009.

First Quarter Results

Net revenue for the three months ended March 31, 2009 increased $4.6 million, or 58%, to $12.4 million from $7.8 million in last year's comparable period. The revenue improvement was derived from several sources, including the addition in 2008 of new medical service contracts, the contracts acquired from both Emergency Medicine Documentation Consultants P.C. in February 2008 and the CMHS acquisition in November 2008 plus the expansion of services and price adjustments on contracts with several counties which were already customers of Conmed.

"Our record financial performance in the first quarter of 2009 reflects extraordinary growth across the board, from revenue through profitability,” commented Richard Turner, Chairman and Chief Executive Officer of Conmed Healthcare Management. “We maintained the pace of rapid growth that we achieved throughout 2008.”

Dr. Turner continued, “We are proud to report that the first quarter of 2009 was our third consecutive quarter of profitability.  We believe that our expanding client base and highly-recurring revenue base combined with the operating leverage in our financial model is resulting in rapid growth at the bottom line. In addition, our operating expenses decreased as a percentage of revenues to 19.7% compared to 26.7% in the year-ago period, which reflects a 700 basis point decrease and demonstrates substantial improvement in operating leverage. The addition of behavioral health services as a result of our CMHS acquisition has allowed us to expand our national behavioral healthcare services and has already generated add-on business. We expect this synergy to continue to contribute to our top- and bottom-lines going forward and expect to continue to pursue a variety of options, including additional acquisitions, to fuel future growth.”

Total healthcare expenses for the period ended March 31, 2009 were $9.8 million compared to $6.4 million in the year-ago period. The increase reflects increased staffing and medical services to support new business resulting primarily from the increase in medical service contracts. Gross profit for the first quarter of 2009 was up 81% to $2.7 million, representing a 21.5% gross margin, compared to $1.5 million and 18.8%, respectively, in last year's same period.

Total operating expenses were $2.5 million for the quarter ended March 31, 2009 compared to $2.1 million for the year-ago period. Operating expenses as a percentage of sales were 19.7% compared to 26.7% in the year-ago period. Selling, general and administrative expenses for the first quarter were $1.8 million or 14.6% of revenue compared to $1.6 million or 20.3% of revenue for the year-ago quarter, and reflects investments in additional management and administrative personnel required to support the new contracts and services added in 2008, as well as to sustain the Company during anticipated future growth.

Conmed reported operating income of approximately $215,000 in the first quarter compared to an operating loss of approximately $(616,000) in the first quarter last year. Net income was approximately $118,000 or $0.01 per basic and fully diluted share compared to a loss of approximately $(552,000) last year, or $(0.05) per basic and fully diluted share.

For the first quarter of 2009, adjusted EBITDA, a non-GAAP measure, grew to approximately $1.0 million compared to approximately $3,000 in the prior year first quarter.

The Company generated approximately $951,000 in operating cash flow in the quarter ended March 31, 2009, and had $8.3 million in cash and cash equivalents as of March 31, 2009 compared to $7.5 million at December 31, 2008. Shareholders’ equity decreased to $12.5 million at March 31, 2009 compared to $14.9 million at December 31, 2008.

Use of Non-GAAP Measures

In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains the Company’s “EBITDA” results, which are non-GAAP earnings results that exclude certain items. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and adjusted EBITDA are key indicators used by management to evaluate operating performance. While EBITDA and adjusted EBITDA are not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted EBITDA, as used in the press release, represents income from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, gains or losses on the sale of assets, impairment charges, change in fair value of derivative financial instruments and other unusual or non-recurring transactional events. A reconciliation of EBITDA and adjusted EBITDA to the nearest comparable GAAP financial measures is included in the financial schedules accompanying this press release. The adjusted financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

Conference Call

Conmed will host a conference call today, Thursday, May 14, at 4:30 PM ET.  Anyone interested in participating should call 877-941-9205 if calling within the United States or 480-629-9835 if calling internationally. A re-play will be available until May 21, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use passcode 4070894 to access the replay.

The webcast will also be broadcast live over the internet and accessible at http://viavid.net/dce.aspx?sid=000063D1, and archived for 30 days.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently services detention centers and correctional facilities in thirty-three counties in six states, including Washington, Arizona, Kansas, Maryland, Oregon and Virginia. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2008. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009 (unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,285,126	$7,472,140
Accounts receivable	2,925,592	2,375,583
Prepaid expenses	139,021	291,599
Total current assets	11,349,739	10,139,322
PROPERTY AND EQUIPMENT, NET	511,296	529,304
DEFERRED TAXES	645,000	645,000
OTHER ASSETS
Service contracts acquired, net	1,510,000	2,004,000
Non-compete agreements, net	724,667	821,667
Goodwill	6,254,544	6,254,544
Deposits	15,408	15,408
Total other assets	8,504,619	9,095,619
	$21,010,654	$20,409,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,353,204	$1,080,259
Accrued expenses	3,549,171	3,210,749
Taxes payable	179,283	432,380
Deferred revenue	640,295	561,734
Notes payable, current portion	52,213	170,228
Total current liabilities	5,774,166	5,455,350
NOTES PAYABLE, LONG-TERM	35,000	35,000
DERIVATIVE FINANCIAL INSTRUMENTS	2,726,360	--
SHAREHOLDERS’ EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of March 31, 2009 and December 31, 2008	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,477,539 and 12,457,539 shares as of March 31, 2009 and December 31, 2008, respectively	1,248	1,246
Additional paid-in capital	34,680,263	36,875,610
Retained (deficit)	(22,206,383)	(21,957,961)
Total shareholders' equity	12,475,128	14,918,895
	$21,010,654	$20,409,245

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008

Service contract revenue	$12,419,241	$7,836,250

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	6,987,854	4,114,027
Medical expenses	2,381,933	2,016,588
Other operating expenses	384,205	233,436
Total healthcare expenses	9,753,992	6,364,051

Gross profit	$2,665,249	$1,472,199

Selling and administrative expenses	1,815,527	1,589,012
Depreciation and amortization	634,821	499,450
Total operating expenses	2,450,348	2,088,462

Operating income (loss)	214,901	(616,263)

OTHER INCOME (EXPENSE)
Interest income	28,628	65,898
Interest (expense)	(5,205)	(1,689)
Change in fair value of derivatives	866	--
Total other income	24,289	64,209

Income (loss) before income taxes	239,190	(552,054)
Income tax (expense)	(121,000)	--
Net income (loss)	$118,190	$(552,054)

LOSS PER COMMON SHARE
Basic	$0.01	$(0.05)
Diluted	$0.01	$(0.05)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,471,928	11,989,473
Diluted	13,529,197	11,989,473

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$118,190	$(552,054)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	43,821	13,450
Amortization	591,000	486,000
Stock-based compensation	159,269	120,055
Change in fair value of derivatives	(866)	--
Changes in working capital components
(Increase) in accounts receivable	(550,009)	(686,526)
Decrease in prepaid expenses	152,578	151,064
Decrease in deposits	--	45,000
Increase in accounts payable	272,945	260,191
Increase in accrued expenses	338,422	766,839
(Decrease) in income taxes payable	(253,097)	--
Increase (decrease) in deferred revenue	78,561	(164,038)
Net cash provided by operating activities	950,814	439,981

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(25,813)	(186,301)
Asset Purchase from EMDC, P.C.	--	(245,711)
Net cash used in investing activities	(25,813)	(432,012)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	(100,000)	--
Payments on loans	(18,015)	(1,901)
Proceeds from exercise of warrants	6,000	--
Net cash provided by (used in) financing activities	(112,015)	(1,901)

Net increase in cash and cash equivalents	812,986	6,068

CASH AND CASH EQUIVALENTS
Beginning	7,472,140	7,136,720
Ending	$8,285,126	$7,142,788

CONMED HEALTHCARE MANAGEMENT, INC.
RECONCILIATION OF PROFORMA GAAP NET LOSS FROM CONTINUING OPERATIONS TO EARNINGS
BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) AND ADJUSTED EBITDA

	Three Months Ended March 31,
	2009	2008
Net income (loss)	$118,190	$(552,054)
Income tax expense	121,000	--
Interest income	(28,628)	(65,898)
Interest expense	5,205	1,689
Depreciation and amortization	634,821	499,450
Earnings before interest, taxes, depreciation and amortization (EBITDA)	850,588	(116,813)
Stock based compensation	159,269	120,055
Change in fair value of derivatives	(866)	--
Adjusted EBITDA	$1,008,991	$3,242

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden IR
Peter Seltzberg, 646-415-8972
peter@haydenir.com